UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2021

Verve Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40489	82-4800132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Technology Square, Suite 901 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 603-0070

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VERV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2021, the board of directors (the “Board”) of Verve Therapeutics, Inc. (the “Company”) appointed Allison Dorval as the Chief Financial Officer of the Company, effective as of November 29, 2021. In connection with her appointment, Ms. Dorval will serve as the Company’s principal financial officer and principal accounting officer.

As result of Ms. Dorval’s appointment, Andrew Ashe, President and Chief Operating Officer, will cease to serve as principal financial officer and Margaret Beaudoin, Vice President, Finance, will cease to serve as principal accounting officer.

Ms. Dorval, 46, previously served as chief financial officer at Voyager Therapeutics, Inc. (“Voyager”), a gene therapy company, from November 2018 to November 2021 and as vice president of finance at Voyager from June 2017 to November 2018. Prior to Voyager, she served as vice president and controller of Juniper Pharmaceuticals, Inc., a biopharmaceutical company, from August 2016 to June 2017 and as a consultant at Danforth Advisors, a life sciences consultancy focusing on accounting and financial matters, from September 2015 to August 2016. In connection with her role at Danforth, Ms. Dorval served as interim chief financial officer of medical device companies 480 Biomedical, Inc. and Arsenal Medical, Inc. from December 2015 to August 2016. Prior to her time at Danforth, Ms. Dorval served in several roles at Insulet Corporation, a medical device company, from August 2008 to July 2015, including as chief financial officer from November 2014 to May 2015 and as vice president and controller from August 2008 to November 2014. Earlier in her career, Ms. Dorval served in various financial and accounting capacities at iBasis, Inc., a telecommunications company; Digitas Inc., an advertising company; and PricewaterhouseCoopers LLP. Ms. Dorval has served on the board of directors of Puma Biotechnology, Inc., a publicly traded biopharmaceutical company, and Aerovate Therapeutics, Inc., a publicly traded biopharmaceutical company, since July 2021. Ms. Dorval received a B.S. in Business Administration from the University of Vermont, is a certified public accountant and has completed a graduate-level certificate program in taxation at Bentley University’s McCallum Graduate School of Business.

Ms. Dorval has entered into an employment agreement with the Company (the “Employment Agreement”) that provides for an annual base salary of $435,000 and an annual target bonus equal to 40% of Ms. Dorval’s annual base salary, which will be prorated for 2021. The Board granted Ms. Dorval options to purchase 135,000 shares of common stock of the Company under the Company’s 2021 Stock Incentive Plan. The options have an exercise price equal to $33.25, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on November 29, 2021. The options vest as to 25% of the shares underlying the options on the first anniversary of the grant date and the balance will vest in equal monthly installments over the following 36 months, subject to continued service. The Board also granted Ms. Dorval a restricted stock unit award for 7,500 shares of the Company’s common stock. The restricted stock units vest as to 25% of the shares on each of the first four anniversaries of the grant date, subject to continued service.

Under the terms of the Employment Agreement, if the Company terminates Ms. Dorval’s employment without cause, or if she resigns for good reason (each such term as defined in the Employment Agreement) more than three months prior to or more than 12 months following a “change in control” (as such term is defined in the Employment Agreement), Ms. Dorval will be entitled to continued payment of her base salary and medical benefits for a period of nine months following the date of such termination. If the Company terminates Ms. Dorval’s employment without cause, or if she resigns for good reason within three months prior to or 12 months following a change in control, Ms. Dorval will be entitled to (i) a single lump sum payment equal to the sum of 12 months of her then-current base salary and 67% of her target bonus for the year in which the termination occurs or, if higher, her target bonus immediately prior to a change in control, (ii) medical benefits for a period of up to 12 months following the date of such termination, and (iii) immediate acceleration of vesting in full of any unvested equity awards that Ms. Dorval may have as of her termination date, in either case subject to Ms. Dorval signing a severance agreement and release of claims.

In connection with Ms. Dorval’s appointment as the Company’s Chief Financial Officer, the Company entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.17 to the

Company’s Registration Statement on Form S-1 (File No. 333-256608) filed with the Securities and Exchange Commission (the “SEC”) on May 28, 2021. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. Dorval for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as the Company’s Chief Financial Officer.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERVE THERAPEUTICS, INC.

Date: November 29, 2021	By:	/s/ Andrew Ashe
Name: Andrew Ashe Title: President and Chief Operating Officer